May 2, 2019

Nicholas Kovacevich
Chairman and Chief Executive Officer
KushCo Holdings, Inc.
11958 Monarch Street
Garden Grove, CA 92841

       Re: KushCo Holdings, Inc.
           Registration Statement on Form S-3
           Filed April 25, 2019
           File No. 333-231019

Dear Mr. Kovacevich:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Frank Pigott at 202-551-3570 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction